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                                                                   EXHIBIT 3.1.4

                       AMENDED CERTIFICATE OF DESIGNATION
                                       OF
                     SERIES A PARTICIPATING PREFERRED STOCK
                                       OF
                               CALPINE CORPORATION

                         (PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW)

                            ------------------------


     CALPINE CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, certifies as follows:

     1. That by resolution of the Board of Directors of the Company dated June 5, 1997, and by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on June 16, 1997, the Company authorized a series of 100,000 shares of Series A Participating Preferred Stock, par value $0.001 per share, of the Company (the "Series A Preferred Stock") and established the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations or restrictions thereof.

     2. As of the date hereof, no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.

     3. The pursuant to the authority conferred on the Board of Directors of the Company by its Restated Certificate of Incorporation and the provisions of
Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on February 6, 2001, adopted the following resolution amending certain provision s of said Certificate of Designation:

          RESOLVED FURTHER, that the Board finds it advisable to amend the Certificate of Designation of Series A Participating Preferred Stock of Calpine Corporation (the "Series A Preferred Certificate of Designation"), and the Series A Preferred Stock Certificate of Designation is hereby amended, as follows: the phrase "One Hundred Thousand (100,000)" in the first sentence of Section 1 of the Series A Preferred Certificate of Designation is deleted and replaced with the phrase "Five Hundred Thousand (500,000)".

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     IN WITNESS WHEREOF, CALPINE CORPORATION has caused this certificate to be executed by Lisa M. Bodensteiner, the Vice President, General Counsel and Assistant Secretary of the Company, this 28th day of February, 2001.

                                        /s/ LISA M. BODENSTEINER
                                        ----------------------------------------
                                        Lisa M. Bodensteiner
                                        Vice President, General Counsel
                                        and Assistant Secretary



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